                                                                    EXHIBIT 99.1





                                IRREVOCABLE PROXY

         This Irrevocable Proxy (this "Proxy") is entered into and delivered as of April 26, 1999, by the undersigned stockholders (the "Stockholders") of Norton Drilling Services, Inc., a Delaware corporation ("NDS"), in favor of UTI Energy Corp., a Delaware corporation ("UEC").


                                    RECITALS

         As of the date of this Proxy, each Stockholder owns beneficially and of record such number of shares of common stock, $.01 par value ("NDS Common Stock"), of NDS as is set forth next to such Stockholder's name on Annex A hereto. All such shares of NDS Common Stock, together with any other shares of NDS Common Stock owned of record or beneficially by any Stockholder or acquired in the future (of record or beneficially) by any Stockholder prior to the termination of this Proxy, are sometimes referred to herein as the "Shares".

         On the date hereof, NDS and UEC have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides for the merger of a wholly-owned subsidiary of UEC with and into NDS (the "Merger"), with NDS continuing as the surviving corporation. Capitalized terms used herein but not defined shall have the meanings assigned thereto in the Merger Agreement.

         UEC has required, in connection with its execution and delivery of the Merger Agreement that each Stockholder grant UEC a proxy to vote such Stockholder's Shares on the terms set forth below.

                                 TERMS OF PROXY

         In consideration of the mutual representations, warranties, covenants and agreements set forth in the Merger Agreement and in order to induce UEC to execute and deliver the Merger Agreement, and, in each case, to consummate the transactions contemplated hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Each of the Stockholders hereby represents and warrants to UEC as follows:

         1.1 Authorization. Such Stockholder is either a corporation or other entity (including a trust) that is validly existing and in good standing under the laws of its state of formation or an individual residing in the United States. Such Stockholder has the power and authority to execute and deliver this Proxy and to consummate the transactions contemplated hereby. To the extent such Stockholder is not an individual, it has taken all necessary actions to authorize the execution, delivery and performance of this Proxy and the grant of the rights covered hereby. This Proxy has been duly executed and delivered by and on behalf of such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

         1.2 Title to Shares. Such Stockholder is the record and beneficial owner of the Shares (or an affiliate of such Stockholder is the record owner of such Shares and such Stockholder has the power to control such affiliate) and owns (or the affiliate of such Stockholder over which the Stockholder has control) the Shares free and clear of liens, claims, charges, options or encumbrances or other rights of third parties of any kind or any proxy or voting restriction other than that granted pursuant to this Proxy.


                                   ARTICLE II

                          TRANSFER AND VOTING OF SHARES

         2.1 Restriction on Transfer of Shares. During the Term (as defined below), no Stockholder shall (and shall cause any affiliate of such Stockholder not to) (i) sell, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber any of the Shares, (ii) deposit any of the Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy with respect to any of the Shares, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, grant of a security interest in or lien on or other disposition of or encumbrance of the Shares; provided, however, a Stockholder may transfer Shares to another Stockholder or a trust or other entity controlled by any Stockholder if such trust or other entity executes and delivers an irrevocable proxy in favor of UEC with terms substantially similar to this proxy.

         2.2 Voting of Shares. Each Stockholder hereby irrevocably constitutes and appoints (and shall cause each other party that is the record holder of Shares to irrevocably constitute and appoint) UEC, or any nominee of UEC, with full power of substitution, during and for the Term, as such Stockholder's (or other party's) true and lawful attorney and proxy, for and in such Stockholder's (or other party's) name, place and stead, to vote each of the Shares as its proxy, at every annual, special or adjourned meeting of the stockholders of NDS (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to NDS that the law of the State of Delaware may permit or require) (i) in favor of the approval of the Merger Agreement and the consummation of all other transactions contemplated by the Merger Agreement, (ii) against any Superior Proposal (as defined in the Merger Agreement) involving NDS or any Subsidiary, or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of NDS or other party (other than Sub or UEC) under the Merger Agreement or which could result in any of the conditions to NDS's or other party's (other than Sub or UEC) obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further agrees to cause the Shares owned by such Stockholder beneficially to be voted in accordance with the foregoing.

         2.3 Further Assurances. Each Stockholder shall take such further actions and execute such further documents and instruments as may reasonably be requested by UEC to vest in UEC (or its designee) the power to vote such Stockholder's Shares and carry out the provisions of this Proxy.



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

         2.4 Term. The term of this Proxy (the "Term") shall commence on the date hereof and shall remain valid until the earlier of (a) consummation of the Merger, (b) termination of the Merger Agreement for any reason (other than pursuant to Sections 7.1(a) or 7.1(d) of the Merger Agreement), or (c) one year from the date hereof. THIS PROXY IS IRREVOCABLE AND IS COUPLED WITH AN INTEREST.

                                   ARTICLE III

                               GENERAL PROVISIONS

         3.1 Severability. If any term or other provision of this Proxy is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Proxy shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, each Stockholder agrees to negotiate with UEC in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         3.2 Entire Agreement. This Proxy constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the Stockholders and UEC, with respect to the subject matter hereof.

         3.3 Assignment. This Proxy shall be binding upon Stockholder and such Stockholder's successors and assigns.

         3.4 Parties in Interest. This Proxy shall be binding upon and inure solely to the benefit of UEC, and nothing in this Proxy, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Proxy.

         3.5 Specific Performance. Each Stockholder agrees that irreparable damage would occur in the event any provision of this Proxy was not performed in accordance with the terms hereof and that UEC shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         3.6 Governing Law, Jurisdiction. This Proxy shall be governed by, and construed in accordance with the laws of the State of Texas. Any legal actions, suit or proceeding arising out of or relative to this Proxy shall be instituted only in the state and federal courts situate in the States of Texas, and each Stockholder hereby waives any objection which it may now or hereafter have to the laying of venue of such action, suit or proceeding in, and hereby irrevocably submits to the jurisdiction of, any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against each Stockholder if given by mail, postage, prepaid, mailed to such Stockholder at NDS's principal place of business.

         3.7 Counterparts. This Proxy may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.




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




         IN WITNESS WHEREOF, each Stockholder has caused this Proxy to be duly executed and delivered as of the day and year first written above.

                                              STOCKHOLDERS:


                                               /s/ Sherman H. Norton
                                              ----------------------------------
                                                       Sherman H. Norton


                                               /s/ S. Howard Norton, III
                                              ----------------------------------
                                                     S. Howard Norton, III


                                               /s/ John W. Norton
                                              ----------------------------------
                                                       John W. Norton


                                              NORTON FAMILY TRUST


                                              By:   /s/ Sherman H. Norton
                                                 -------------------------------
                                              Name: Sherman H. Norton
                                                   -----------------------------
                                              Title:   Authorized Signatory
                                                    ----------------------------





UTI ENERGY CORP.


By:  /s/ JOHN E. VOLLMER, III
   -----------------------------
         John E. Vollmer, III
         Vice President





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



                                                                         ANNEX A



                                              Number of Shares
                  Name of Stockholder              Owned
                  -------------------         ----------------
                  Sherman H. Norton                 548,872 *
                  S. Howard Norton, III             205,019 *
                  John W. Norton                    208,499 *
                  Norton Family Trust               173,805 **


* Amounts taken from NDS's Annual Report on Form 10-K for the year ended November 30, 1998. Amounts have been adjusted for NDS's five for one stock split that occurred during 1999.

** Represents shares underlying stock purchase warrants, as adjusted for the five for one stock split that occurred during 1999.






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